Exhibit 99.1

NEWS RELEASE

American Oil & Gas Reports 2nd Quarter 2007 Results
DENVER, August 8, 2007 — American Oil & Gas, Inc. (AMEX: AEZ) reports a net loss to common stockholders of $695,083 (loss of two cents per share, basic and diluted), for the quarter ended June 30, 2007, as compared to net income to common stockholders of $1,962,455 (five cents per share, basic and diluted) for the corresponding quarter ended June 30, 2006. Included in net income for the quarter ended June 30, 2006 is a gain of $2,897,616 from the sale of working interests in unevaluated oil and gas properties and $1,530,000 in service fee income. For the six-month period ended June 30, 2007, American reports a net loss to common stockholders of $1,560,442 (loss of four cents per share, basic and diluted), as compared to net income to common stockholders of $4,165,809 (11 cents per share, basic and diluted) for the corresponding six-month period ended June 30, 2006. Included in net income for the six-month period ended June 30, 2006 are $7,159,470 ($4.5 million after tax effect) in gains from the sale of working interests in unevaluated oil and gas properties and $1,530,000 in service fee revenue.
During the quarter ended June 30, 2007, American sold 4,501 barrels of oil at an average price of $59.40, resulting in oil revenues of $267,365, and sold 23,695 Mcf of natural gas at an average price of $5.77 per Mcf, resulting in gas revenues of $136,725. During the corresponding quarter of the prior year, American sold 3,874 barrels of oil at an average price of $54.64, resulting in oil revenues of $211,694, and sold 6,753 Mcf of natural gas at an average price of $7.01 per Mcf, resulting in gas revenues of $47,339. During the six-month period ended June 30, 2007, American sold 8,835 barrels of oil at an average price of $55.47, resulting in oil revenues of $490,094, and sold 50,715 Mcf of natural gas at an average price of $6.10 per Mcf, resulting in gas revenues of $309,496. During the corresponding six-month period of the prior year, American sold 28,807 barrels of oil at an average price of $54.92, resulting in oil revenues of $1,582,109, and sold 29,790 Mcf of natural gas at an average price of $8.32 per Mcf, resulting in gas revenues of $247,776. The primary reason for the production and revenue decline is the sale on March 31, 2006 of American’s interest in the Big Sky producing property that accounted for substantially all of American’s revenues through March 31, 2006.
For the quarters ended June 30, 2007 and 2006, American’s general and administrative expenses were $1,168,960 and $758,749, respectively. The major changes in general and administrative expenses were a $220,000 increase in employee compensation largely due to additional personnel, and an approximate $142,000 increase in investor relations and stockholder communications. For the six- month periods ended June 30, 2007 and 2006, American’s general and administrative expenses were $2,301,802 and $1,831,319, respectively. The major changes in general and administrative expenses were a $102,000 increase in employee compensation largely due to additional personnel, a $158,000 increase in investor relations and stockholder communications and an increase in auditing related fees of $157,000.
At June 30, 2007, American had $29.6 million in working capital, $89.9 million of total assets, $3.1 million of current liabilities, long-term portion of deferred income taxes of $1.6 million and stockholders’ equity of $85.0 million. There are currently 46,215,241 common shares and 138,000 series AA convertible preferred shares outstanding.

Selected Financial and
Operating Data	Three Months Ended		Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
FINANCIAL RECAP:
Revenues	$416,090	$1,789,033	$811,590	$3,359,885
Net (loss) income to common stockholders	$(695,083)	$1,962,455	$(1,560,442)	$4,165,809
Net income (loss) per common share- basic	$(0.02)	$.05	$(0.04)	$0.11
Net income (loss) per common share-diluted	$(0.02)	$.05	$(0.04)	$0.11
OPERATING DATA:
Net oil production (Bbl)	4,501	3,874	8,835	28,807
Oil revenues	$267,365	$211,694	$490,094	$1,582,109
Average oil price per Bbl	$59.40	$54.64	$55.47	$54.92
Net gas production (Mcf)	23,695	6,753	50,715	29,790
Natural gas revenues	$136,725	$47,339	$309,496	$247,776
Average gas price per Mcf	$5.77	$7.01	$6.10	$8.32
Barrels of oil equivalent sold (“BOE”)	8,450	5,000	17,287	33,772

Lease operating and production taxes	$149,587	$64,602	$252,736	$165,793
LOE and production taxes per BOE	$17.70	$12.92	$14.62	$4.91

Depreciation, depletion and amortization-oil and gas properties	$177,000	$93,719	$400,818	$608,639
DD&A per BOE	$20.95	$18.75	$23.19	$18.02

General and administrative expenses	$1,168,960	$758,749	$2,301,802	$1,831,319
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184